UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported) November 7, 2011

FIRST AMERICAN FINANCIAL CORPORATION

(Exact Name of the Registrant as Specified in Charter)

Delaware	001-34580	26-1911571
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1 First American Way, Santa Ana, California		92707-5913
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code (714) 250-3000

Not Applicable.

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01. Regulation FD Disclosure.

As discussed in its Quarterly Report on Form 10-Q for the period ended September 30, 2011, First American Financial Corporation (the “Company”) has been engaged in a mediation process with Bank of America, N.A. (the “Bank”) and Fiserv Solutions, Inc. in connection with a lawsuit filed by the Bank against certain Company subsidiaries on March 5, 2010. The Company took a third quarter charge of $13 million in connection with the lawsuit. The mediation process has resulted in a settlement and, as a result, the Company will take an additional charge of $19.2 million in the fourth quarter, which amount is net of recoveries. The settlement extinguishes all Company liability in connection with policies issued to the Bank of the type that are the subject of the lawsuit, whether or not the Bank has submitted a claim with respect to such policies.

In addition, as noted in its Amendment No. 1 to Schedule 13D filed October 20, 2011, as part of a process initiated by the board of directors of CoreLogic, Inc. (“CoreLogic”) the Company previously submitted a non-binding offer to purchase certain non-core businesses of CoreLogic, or to purchase the entire company in the event that CoreLogic’s board of directors should pursue a sale of the entire company. The Company has withdrawn from the process with respect to a purchase of the entire company and has informed CoreLogic through its advisor that it is no longer interested in pursuing such a transaction.

Forward-Looking Statements

This current report contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including the statements relating to the amount of the litigation charge to be taken in the fourth quarter and recoveries in connection with the settlement. Risks and uncertainties exist that may cause results to differ materially from those set forth in the forward-looking statements. Factors that could cause the anticipated results to differ from those described in the forward-looking statements include delays in the receipt of outstanding recoveries. The forward-looking statements speak only as of the date they are made. The Company does not undertake to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

FIRST AMERICAN FINANCIAL CORPORATION

Date: December 6, 2011	By:	/s/ KENNETH D. DEGIORGIO
Name: Kenneth D. DeGiorgio
Title: Executive Vice President

3